Exhibit 3.1

AMENDMENT TO AMENDED AND RESTATED BYLAWS

OF

SOUTHERN FIRST BANCSHARES, INC.

This Amendment is made to the Amended and Restated Bylaws of Southern First Bancshares, Inc. dated March 18, 2008 (the “Bylaws”) as of the 27th day of October, 2020.

WHEREAS, Southern First Bancshares, Inc. (the “Corporation”) desires to amend the Bylaws of the Corporation in order to delete Article 3, Section 6: Retirement of Directors which sets forth a mandatory retirement age for Directors; and

WHEREAS, after consideration, the Board of Directors of the Corporation has determined that it is in the best interest of the Company, and its shareholders, to amend the Bylaws in this regard.

NOW, THEREFORE, the Bylaws are hereby amended by deleting Article 3, Section 6: Retirement of Directors in its entirety, thereby removing any mandatory retirement age for Directors of the Corporation.

As amended herein, the Bylaws shall remain in full force and effect.

SOUTHERN FIRST BANCSHARES, INC.

By:	/s/ Julie A. Fairchild
Its:	SVP, Corporate Secretary